EXHIBIT 99.2

INSTRUCTIONS FOR USE OF CAPITAL BANK CORPORATION
SUBSCRIPTION RIGHTS ELECTION FORM

CONSULT EAGLE ROCK PROXY ADVISORS LLC,
OUR INFORMATION AGENT, AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Capital Bank Corporation (“we”, “us”, “our” or the “Company”) to the holders of record (the “Recordholders”) of our common stock, no par value per share (the “Common Stock”), as described further in the accompanying prospectus dated [          ], 2011 (the “Prospectus”). Recordholders of the Common Stock as of 5:00 p.m., Eastern Standard time, on January 27, 2011 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Common Stock. In the Rights Offering, we are offering up to an aggregate of 5,000,000 shares of Common Stock to be issued upon the exercise of the Subscription Rights. Each Recordholder will receive, at no charge, 0.3882637 Subscription Rights for each share of Common Stock that the Recordholder owned on the Record Date.

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., Eastern Standard time, on March 4, 2011, unless we extend the period of the Rights Offering beyond such date (as such date may be extended, the “Expiration Date”) or cancel the Rights Offering earlier. Each whole Subscription Right will entitle you to purchase one share of our Common Stock at a subscription price of $2.55 per share of Common Stock, subject to an overall beneficial ownership limit of 4.9% for each participant as described below. Fractional Subscription Rights will be eliminated by rounding down to the nearest whole number of Subscription Rights and may not be exercised. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 388.2637 Subscription Rights and would have the right to purchase 388 shares of Common Stock (rounded down from 388.2637 Subscription Rights) for $2.55 per share.

Each participant in this Rights Offering is generally subject to an overall beneficial ownership limit of 4.9%. Any Subscription Rights exercised by a Recordholder for Common Stock subscribed for by that Recordholder that would cause such holder to go over the 4.9% ownership limit will not be considered exercised or subscribed for by that Recordholder, and the portion of the subscription price paid by a Recordholder for such unexercised Subscription Rights will be returned to that Recordholder, without interest or penalty, as soon as practicable after completion of the Rights Offering.

You should be aware that there is no over-subscription privilege associated with the Rights Offering. In addition, no shareholder will backstop the Rights Offering. Neither you nor any shareholder will have the opportunity to purchase additional shares not purchased by other shareholders in the Rights Offering.

Your Subscription Rights are non-transferable, meaning that they may not be sold, transferred or assigned to anyone else, and are not evidenced by any certificate.

Each Recordholder will be required to submit payment in full for all of the shares of Common Stock that the Recordholder wishes to buy in the Rights Offering before the expiration of the Rights Offering period. Any excess subscription payments received by Registrar and Transfer Company (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

Do not send the Subscription Rights Election Form or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your Subscription Rights Election Form, with full payment of the total subscription amount, including final clearance of any uncertified personal checks, before 5:00 p.m., Eastern Standard time, on the Expiration Date. Once you have exercised your Subscription Rights, you cannot revoke the exercise of your Subscription Rights. If you do not exercise your Subscription Rights before the expiration of the Rights Offering period, then they will expire and you will have no further rights under them.

The number of Subscription Rights to which you are entitled and the corresponding number of shares of Common Stock that you may subscribe to purchase in the Rights Offering are printed on the face of your Subscription Rights Election Form. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Election Form and returning the Subscription Rights Election Form to the Subscription Agent in the envelope provided.

THE SUBSCRIPTION RIGHTS ELECTION FORM, WITH FULL PAYMENT OF THE TOTAL SUBSCRIPTION AMOUNT FOR ALL SHARES OF COMMON STOCK SUBSCRIBED FOR IN THE RIGHTS OFFERING, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE. ONCE A RECORDHOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (UNLESS WE ARE REQUIRED BY LAW TO PERMIT REVOCATION). SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE WILL EXPIRE.

1.	Method of Subscription — Exercise of Subscription Rights

To exercise your Subscription Rights, complete your Subscription Rights Election Form and send the properly completed and executed Subscription Rights Election Form, together with payment in full of the total required subscription amount for all of the shares you intend to purchase in the Rights Offering, to the Subscription Agent, by no later than 5:00 p.m., Eastern Standard time, on the Expiration Date. Your full payment will be held in a segregated account to be maintained by the Subscription Agent.

Your payment of the subscription price must be made in U.S. dollars and must be delivered in one of the following ways:

•	uncertified personal check payable to “Registrar and Transfer Company”; or

•	wire transfer of same day funds using the following wire instructions:

For the Benefit Of:	REGISTRAR AND TRANSFER COMPANY As Rights Offering Agent for Various Holders
Account Number:	276-053-5977
Bank:	TD Bank 6000 Atrium Way Mt. Laurel, NJ. 08054
ABA Number:	031-201-360

If you wish to make payment by wire transfer, you must reference the account number listed on your subscription rights election form.

Payments will be deemed to have been received upon clearance of any uncertified personal check or receipt by the Subscription Agent of any wire transfer. If you pay by uncertified personal check, please note that your payment may take five (5) or more business days to clear. Accordingly, if you wish to pay your subscription amount by means of uncertified personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the expiration of the Rights Offering period.

The Subscription Rights Election Form and full payment of the total subscription amount must be delivered to the Subscription Agent by one of the methods described below:

By mail: Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, New Jersey 07016-0645	By hand or overnight courier: Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, New Jersey 07016

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

If you have any questions, require any assistance in exercising your Subscription Rights, or require additional copies of relevant documents, please contact our information agent, Eagle Rock Proxy Advisors LLC, by calling (877) 864-5053 (toll free) or, if you are a bank or a broker, (908) 497-2340.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to submit the Subscription Rights Election Form on your behalf.

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total subscription amount, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the amount of payment that you delivered to the Subscription

Agent. If the Subscription Agent does not apply your full subscription payment to your purchase of shares of Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable following the completion of the Rights Offering.

Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Company, the Subscription Agent and the information agent, with respect to each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for in the Rights Offering.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Election Form, unless you provide instructions to the contrary in your Subscription Rights Election Form.

(a) Uncertified Shares of Common Stock.  As soon as practicable after the Expiration Date and the valid exercise of your Subscription Rights, the Subscription Agent will credit your account with the shares of Common Stock you have purchased pursuant to the exercise of your Subscription Rights.

(b) Excess Cash Payments.  As soon as practicable after the Expiration Date, any excess subscription payment that you have paid to the Subscription Agent will be returned to you, without interest or penalty.

3.	Execution

Execution by Registered Holder.  The signature on the Subscription Rights Election Form must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Election Form without any alteration or change whatsoever. Persons who sign the Subscription Rights Election Form in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

Execution by Person Other than Registered Holder.  If the Subscription Rights Election Form is executed by a person other than the holder named on the face of the Subscription Rights Statement, proper evidence of authority of the person executing the Subscription Rights Election Form must accompany the same, unless, for good cause, the Subscription Agent dispenses with proof of authority.

4.	Method of Delivery

The method of delivery of the Subscription Rights Election Form and payment in full of the total subscription amount to the Subscription Agent will be at the election and risk of the Recordholders. If sent by mail, we recommend that you send your Subscription Rights Election Form and subscription payment by overnight courier or by first class mail, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration of the Rights Offering period. We urge you to consider using a wire transfer of same day funds to ensure that the Subscription Agent receives your funds prior to the expiration of the Rights Offering period. If you send an uncertified personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may take five (5) or more business days, but if you send a wire transfer of same day funds, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of your payment. If you wish to pay your subscription payment by means of an uncertified personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the expiration of the Rights Offering period.

5.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer the Subscription Rights from the DTC account of such Recordholder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent the required certification as to the number of shares of Common Stock subscribed for in the Rights Offering by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the total subscription amount for all of the shares of Common Stock subscribed for in the Rights Offering on behalf of all such beneficial owners.